VIASPACE Reports Financial Results for Second-Quarter 2010

IRVINE, Calif.—August 17, 2010—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable and sustainable biomass crop, reported financial results for the second quarter ended June 30, 2010.

Total revenue for the quarter was $764,000 and included $620,000 from Inter-Pacific Arts (IPA) and $136,000 from U.S. military contracts for security products with the U.S. Navy and U.S. Army. Total revenue for second-quarter 2009 was $1.47 million and included $1.28 million from IPA and $188,000 from U.S. military contracts for security products.

For the quarter, cost of revenues was $524,000, compared to $857,000 in second-quarter 2009. Gross profit for the quarter was $240,000, compared to gross profit of $613,000 for second-quarter 2009.

Total operating expenses for the quarter were $1.002 million, including $968,000 of selling, general and administrative (SG&A) expense and $34,000 for operations. SG&A included $501,000 in stock-based compensation. Total operating expenses for second-quarter 2009 were $1.227 million and included $1.218 million in SG&A and $9,000 for operations. SG&A in second-quarter 2009 included $408,000 in stock-based compensation. Operating loss for the quarter was $762,000, compared to an operating loss of $614,000 in second-quarter 2009.

Second-quarter 2010 other expense, net, was $14,000, compared to other income, net, of $59,000 for second-quarter 2009.

Net loss for the quarter was $776,000 compared to a net loss in second-quarter 2009 of $555,000. Net loss for second-quarter 2010 was less than $0.01 per share; net loss for second-quarter 2009 was less than $0.01 per share.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Second-quarter results were affected by lower consumer spending, with retailers’ orders for artwork declining. However, the impact of lower revenues was partially mitigated by continuing control of operating expenses, which remains a tactic to conserve resources for commercialization of our renewable energy strategy.

“During the quarter we achieved important goals toward generating revenue from Giant King Grass biomass,” Kukkonen continued. “Initial harvests of Giant King Grass went into the production and wholesale launch of our first green energy product, Green Log™ fireplace and campfire logs, which were manufactured in our new, company-owned storage and processing factory. Initial harvests also provided seedlings that were used to cultivate additional land, which brings total planted acreage to 280 acres. This expansion enabled us to establish a nursery for a range of biomass applications such as pellets to reduce coal usage, feedstock for direct combustion in biomass-dedicated electric power plants, feedstock to produce bio-methane and liquid bio-fuels, and as a raw material to produce other sustainable, green-energy products.”

Kukkonen added that electric-power projects all over the world are moving toward more reliable and larger-scale sources of biomass to fuel their power-generating plants, because current sources such as agricultural waste are not adequately meeting their continual and growing needs. In addition, the use of food crops for biomass is becoming impractical, economically and politically.

Kukkonen said: “As a result of the trend to renewable and sustainable sources of biomass, our Giant King Grass, which is a non-food biomass crop, is attracting increased attention and interest from numerous power-generation companies in China, Japan, Korea, Southeast Asia and particularly in Europe, where biomass co-firing with coal in power plants is prevalent, and other energy applications for biomass are being developed. Reflecting this potential, in June we signed an agreement with RuBa Energie GmbH, an owner and operator of biogas electric-power plants and provider of bio-digestion and biogas energy solutions, to explore the potential for cultivating Giant King Grass as biomass for producing electricity and bio-methane not only in Germany but also throughout Europe.”

About VIASPACE Inc.

VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. VIASPACE recently introduced its Green LogTM fireplace and campfire log product. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2009, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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